Exhibit 99.1

Oceaneering Announces Third Quarter Earnings

— Initiates 2010 EPS Guidance of $3.25 to $3.55

October 28, 2009 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported earnings for the third quarter ended September 30, 2009. On revenue of $484 million, Oceaneering generated net income of $49.8 million, or $0.90 per share.

For the third quarter of 2008, Oceaneering reported revenue of $516 million and net income of $55.0 million, or $0.98 per share. For the second quarter of 2009, Oceaneering reported revenue of $451 million and net income of $48.1 million, or $0.87 per share.

Summary of Results

(in thousands, except per share amounts)

	Three months ended			Nine months ended

	September 30,		June 30,	September 30,

	2009	2008	2009	2009	2008

Revenue	$484,036	$515,795	$450,683	$1,369,819	$1,451,730
Gross Margin	114,045	127,596	110,145	329,992	344,552
Operating Income	76,306	89,697	74,298	219,984	235,932
Net Income	$49,839	$54,975	$48,111	$142,295	$148,377

Net Income Attributable to Diluted Common Shares *	$49,491	$54,396	$47,774	$141,298	$146,820
Weighted Average Number of Diluted Common Shares *	55,058	55,399	55,041	54,999	55,592
Diluted Earnings Per Share *	$0.90	$0.98	$0.87	$2.57	$2.64

*	2008 period amounts have been restated to comply with current year accounting rules.

Sequentially, quarterly earnings improved on solid growth in ROV operating income. Year-over-year, quarterly earnings declined primarily due to lower Subsea Products operating income on a decrease in umbilical plant throughput and higher BOP Control System development and manufacturing costs.

T. Jay Collins, President and Chief Executive Officer, stated, “Our third quarter performance was highlighted by record ROV operating income. Earnings per share were at the top end of our guidance range.

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“All of our business segments had operating income performances in line with or better than what we had expected, with the exception of Subsea Products. In Subsea Products, we incurred $5.5 million of unanticipated costs on two BOP control systems that are in the final stages of manufacturing.

“Our all-time high quarterly ROV profit performance was attributable to achieving a record number of days on hire. During the quarter, we put 11 ROVs into service and retired three. At the end of September, we had 243 vehicles in our fleet, compared to 223 a year ago.

“During the quarter our capital expenditures were $55 million, of which $47 million was in support of growing and upgrading our ROV fleet. We also repaid the remaining $20 million of our 2009 debt maturities. As of September 30, 2009, we had $120 million of debt, over $80 million of cash, and $200 million available under our revolving credit facility. With $1.2 billion of equity on our balance sheet, our debt-to-capitalization percentage was 9%, down from 24% a year ago.

“Despite reductions in exploration and production spending by our customers, overall demand in the first three quarters of 2009 for our deepwater services and products has held up remarkably well. During the quarter, our Subsea Products backlog declined slightly and was $328 million at September 30, 2009. We have taken proactive steps to align our cost structure with lower activity levels where appropriate. As a result, our year-to-date EPS is only 3% below that of the corresponding period in 2008. We now expect that our annual 2009 EPS performance will be the second best in Oceaneering’s history and are narrowing our annual guidance range to $3.32 to $3.38. For the fourth quarter of 2009, we are forecasting EPS of $0.75 to $0.81.

“According to the International Energy Agency, there is a surplus supply of oil due to a reduction in demand stemming from the 2009 global economic recession. Heading into 2010, we believe deepwater drilling activity will continue to grow as new floating rigs currently under construction are added to the worldwide fleet. However, we do not expect deepwater construction activity to increase next year, as we anticipate project deferrals to continue until there is a recovery in hydrocarbon demand. Consequently, we are forecasting 2010 EPS to be relatively flat with 2009, in the range of $3.25 to $3.55. Our 2010 forecast assumptions include unit volume growth and increased operating profits from ROVs, improved operating efficiencies and results in Subsea Products, declines in Subsea Projects activity levels and operating income, and a lower contribution from MOPS due primarily to the expected retirement of the FPSO Ocean Producer.

“For 2010, we anticipate generating in excess of $300 million of cash flow, simply defined as net income plus depreciation and amortization. This projected cash flow would provide ample resources to invest in Oceaneering’s growth, either organically or through acquisitions.

“Looking longer term, our belief remains unchanged that the oil and gas industry will continue to invest in deepwater to counteract high existing reservoir depletion rates. Deepwater is one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low per barrel finding and development costs. Therefore, we anticipate demand for our deepwater services and products will remain promising.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation that its annual 2009 EPS performance will be the second best in its history; 2009 EPS guidance range of $3.32 to $3.38; fourth quarter forecasted EPS range of $0.75 to $0.81; belief that deepwater drilling activity will continue to grow in 2010 as new floating rigs

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currently under construction are added to the worldwide fleet; expectation that deepwater offshore construction activity will not increase next year as we anticipate project deferrals to continue until there is a recovery in hydrocarbon demand; forecasted 2010 EPS to be relatively flat with 2009 and in the range of $3.25 to $3.55; 2010 forecast assumptions, including that it will achieve unit volume growth and increased operating profits from ROVs, improved operating efficiencies and results in Subsea Products, declines in Subsea Projects activity levels and operating income, and a lower contribution from MOPS due primarily to the expected retirement of the FPSO Ocean Producer; anticipation of generating, during 2010, in excess of $300 million of cash flow, as defined and the expectation that this cash flow would provide ample resources to invest in the company’s growth; belief that the oil and gas industry, over the long term, will continue to increase its investment in deepwater to counteract high existing reservoir depletion rates; anticipation that demand for its deepwater services and products will remain promising; and forecasted EBITDA for 2009 and 2010 and the related reconciliations thereof to forecasted net income. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties executing under contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2008 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for Thursday, October 29, 2009 at 10:00 a.m. Central, can be accessed at www.oceaneering.com/index.asp.

PR 1042

- Tables follow on the next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 30, 2009	Dec. 31, 2008
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $81,434 and $11,200)	$783,653	$747,705
Net Property and Equipment	769,651	697,430
Other Assets	237,336	224,885

TOTAL ASSETS	$1,790,640	$1,670,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$359,026	$357,327
Long-term Debt	120,000	229,000
Other Long-term Liabilities	137,683	116,039
Shareholders’ Equity	1,173,931	967,654

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,790,640	$1,670,020

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	Sept. 30,	June 30,	September 30,
	2009	2008	2009	2009	2008
	(in thousands, except per share amounts)

Revenue	$484,036	$515,795	$450,683	$1,369,819	$1,451,730
Cost of Services and Products	369,991	388,199	340,538	1,039,827	1,107,178

Gross margin	114,045	127,596	110,145	329,992	344,552
Selling, General and Administrative Expense	37,739	37,899	35,847	110,008	108,620

Income from operations	76,306	89,697	74,298	219,984	235,932
Interest Income	287	304	91	513	512
Interest Expense, net	(1,714)	(3,070)	(2,208)	(6,303)	(9,882)
Equity Earnings of Unconsolidated Affiliates	768	444	766	2,417	1,897
Other Income (Expense), net	1,028	(2,887)	1,070	2,304	(276)

Income before income taxes	76,675	84,488	74,017	218,915	228,183
Provision for Income Taxes	26,836	29,513	25,906	76,620	79,806

Net Income	$49,839	$54,975	$48,111	$142,295	$148,377

Net Income Attributable to Diluted Common Shares *	$49,491	$54,396	$47,774	$141,298	$146,820
Weighted Average Number of Diluted Common Shares*	55,058	55,399	55,041	54,999	55,592
Diluted Earnings per Share *	$0.90	$0.98	$0.87	$2.57	$2.64

*	2008 period amounts have been restated to comply with current year accounting rules.

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended			For the Nine Months Ended
		Sept. 30, 2009	Sept. 30, 2008	June 30, 2009	Sept. 30, 2009	Sept. 30, 2008
		($ in thousands)

Remotely Operated Vehicles	Revenue	$166,010	$161,710	$160,040	$481,648	$465,668
	Gross margin	$61,694	$58,764	$56,332	$173,730	$160,461
	Operating income	$53,994	$50,617	$49,735	$152,525	$137,452
	Operating income %	33%	31%	31%	32%	30%
	Days available	22,011	20,057	21,121	63,803	58,403
	Utilization	79%	84%	80%	80%	83%

Subsea Products	Revenue	$132,748	$176,086	$115,587	$363,259	$478,728
	Gross margin	$27,798	$40,612	$29,416	$86,725	$111,391
	Operating income	$14,054	$27,708	$15,591	$45,433	$73,857
	Operating income %	11%	16%	13%	13%	15%
	Backlog	$328,000	$334,000	$350,000	$328,000	$334,000

Subsea Projects	Revenue	$65,861	$59,801	$63,908	$192,766	$166,205
	Gross margin	$19,274	$19,853	$22,500	$61,168	$54,799
	Operating income	$17,128	$17,771	$20,259	$54,547	$48,782
	Operating income %	26%	30%	32%	28%	29%

Inspection	Revenue	$57,582	$65,336	$55,746	$162,401	$192,856
	Gross margin	$11,208	$12,880	$10,713	$32,272	$38,243
	Operating income	$7,296	$8,170	$6,948	$20,874	$25,044
	Operating income %	13%	13%	12%	13%	13%

Mobile Offshore Production Systems	Revenue	$9,960	$9,687	$9,421	$28,147	$29,885
	Gross margin	$2,726	$2,974	$1,441	$6,886	$10,410
	Operating income	$2,355	$2,553	$1,088	$5,776	$9,148
	Operating income %	24%	26%	12%	21%	31%

Advanced Technologies	Revenue	$51,875	$43,175	$45,981	$141,598	$118,388
	Gross margin	$7,713	$5,799	$6,768	$19,430	$17,163
	Operating income	$4,375	$2,883	$3,950	$10,378	$8,323
	Operating income %	8%	7%	9%	7%	7%

Unallocated Expenses	Gross margin	$(16,368)	$(13,286)	$(17,025)	$(50,219)	$(47,915)
	Operating income	$(22,896)	$(20,005)	$(23,273)	$(69,549)	$(66,674)

TOTAL	Revenue	$484,036	$515,795	$450,683	$1,369,819	$1,451,730
	Gross margin	$114,045	$127,596	$110,145	$329,992	$344,552
	Operating income	$76,306	$89,697	$74,298	$219,984	$235,932
	Operating income %	16%	17%	16%	16%	16%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$54,953	$52,393	$44,711	$145,051	$198,427
Depreciation and amortization		$31,798	$27,967	$29,691	$89,512	$82,007

The above should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on

Form 10-Q.

RECONCILIATION of GAAP to NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2009	Sept. 30, 2008	June 30, 2009	Sept. 30, 2009	Sept. 30, 2008
	(in thousands)
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
Net Income	$49,839	$54,975	$48,111	$142,295	$148,377
Depreciation and Amortization	31,798	27,967	29,691	89,512	82,007

Subtotal	81,637	82,942	77,802	231,807	230,384

Interest Income/Expense, Net	1,427	2,766	2,117	5,790	9,370
Provision for Income Taxes	26,836	29,513	25,906	76,620	79,806

EBITDA	$109,900	$115,221	$105,825	$314,217	$319,560

		2009 Estimates		2010 Estimates

		Low	High	Low	High
		(in thousands)

Net Income		$184,000	$187,000	$181,000	$197,000
Depreciation and Amortization		123,000	123,000	130,000	135,000

Subtotal		307,000	310,000	311,000	332,000

Interest Income/Expense, Net		7,000	7,000	6,000	6,000
Provision for Income Taxes		99,000	101,000	97,000	106,000

EBITDA		$413,000	$418,000	$414,000	$444,000